                                                                    EXHIBIT 10.8

              NORWEST BANK MINNESOTA NORTH, NATIONAL ASSOCIATION

                               CREDIT AGREEMENT

THIS CREDIT AGREEMENT (the "Agreement") dated as of May 22, 1997 (the "Effective Date") is between Norwest Bank Minnesota North, National Association (the "Bank") and A.S.V., Inc. (the "Borrower").

BACKGROUND

The Borrower has asked the Bank to provide a Two Million and 00/100 Dollars ($2,000,000.00) line of credit to be used for working capital. The Bank is agreeable to meeting the Borrower's request provided that the Borrower agrees to the term and conditions of this Agreement. For the purposes of this Agreement, all promissory notes that evidence indebtedness of the Borrower to the Bank and which are documented under this Agreement and defined below shall collectively be referred to as the Notes.

The Notes, this Agreement and all "Security Documents" described in Exhibit A-1 shall be referred to collectively as the "Documents".

In consideration of the above premises, the Bank and the Borrower agree as follows:

1.  LINE OF CREDIT

1.1 LINE OF CREDIT AMOUNT. During the Line Availability Period defined below, the Bank agrees to provide a revolving line of credit (the "Line") to the Borrower. Outstanding amounts under the Line shall not, at any one time, exceed the lesser of the Borrowing Base or Two Million Dollars ($2,000,000.00) The Borrowing Base is defined in Exhibit A-2 to this Agreement.

1.2 LINE AVAILABILITY PERIOD. The "Line Availability Period" shall mean the period of time from the Effective Date or the date on which all conditions precedent described in this Agreement have been met, whichever is later, to the Line Expiration Date of June 1, 1998.

1.3 MANDATORY PREPAYMENT. If at any time the principal outstanding under the Revolving Note exceeds the Borrowing Base, the Borrower must immediately prepay the Revolving Note in an amount sufficient to eliminate the excess.

  FEE AND EXPENSES

     COMMITMENT FEE. During the Line Availability Period the Borrower shall pay the Bank a commitment fee of .125% per annum on the daily unused amount of the Line. This fee shall be calculated on the basis of actual days elapsed in a 360 day year and paid quarterly beginning July 1, 1997.

                                      1.

     DOCUMENTATION EXPENSE. The Borrower agrees to reimburse the Bank for its reasonable expenses relating to the preparation of the Documents and any possible future amendments to the Documents, which reimbursement may include, but shall not be limited to, reimbursement of reasonable attorneys' fees including the costs of the Bank in-house counsel, which shall not be in the excess of $500.00.

     Despite such reimbursement the Borrower acknowledges that the Bank's counsel is engaged solely to represent the Bank and does not represent the Borrower.

     COLLECTION EXPENSE. In the event the Borrower fails to pay the Bank any amounts due under this Agreement or under the Documents, the Borrower shall pay all costs of collection. including reasonable attorney's fees and legal expenses incurred by the Bank.

     MISCELLANEOUS EXPENSE. The Borrower agrees to reimburse the Bank for its expenses incurred in perfecting any security interest in property granted by the Borrower to the Bank.

ADVANCES AND PAYMENTS

     REQUEST FOR ADVANCES, DISBURSEMENTS AND PAYMENTS.

     Any line advance requested under the terms of this Agreement shall be requested by telephone or in a writing delivered to the Bank (or transmitted via facsimile) by any person reasonably believed by the Bank to be authorized by the Borrower to do so. The Bank will not consider any such request following an event which is, or with notice or the lapse of time would be, an event of default under this Agreement. Proceeds shall be deposited into the Borrower's account at the Bank or disbursed in such other manner as the parties may agree.

     PAYMENTS. All principal, interest and fees due under the Documents shall be paid by the direct debit of available funds deposited in the Borrower's account with the Bank. The Bank shall debit the account on the date the payments become due. If a due date does not fall on a day on which the Bank is open for substantially all of its business (a "Banking Day"), the Bank shall debit the account on the next Banking Day and interest shall continue to accrue during the extended period. If there are insufficient funds in the account on the day the Bank enters any debit authorized by this Agreement, the debit will be reversed and the payment shall be due immediately without necessity of demand by direct payment of immediately available funds.



                                      2.

SECURITY

     During the time period that credit is available under this Agreement, and afterward until all amounts due under the Documents are paid in full, unless the Bank shall otherwise agree in writing, all amounts due under this Agreement and the Documents shall be secured at all times as provided in Exhibit A-1. The Borrower hereby grants the Bank a security interest (independent of the Bank's right of set-off) in its deposit accounts at the Bank and in any other debt obligations of the Bank to the Borrower.


CONDITIONS PRECEDENT

     The Borrower must deliver to the Bank the Documents described in Exhibit A-2 properly executed in form and content acceptable to the Bank, prior to the Bank's initial advance or disbursement under this Agreement.

REPRESENTATIONS AND WARRANTIES

     To induce the Bank to enter into this Agreement, the Borrower, to the best of its knowledge and upon due inquiry, makes the representations and warranties contained in the Company's financial information provided through March 31, 1997.

     Each request for an advance or a disbursement under this Agreement following the Effecitive Date constitutes a reaffirmation of these representations and warranties.

     Organiational Status. The Borrower is a corporation duly formed and in good standing under the Laws of the State of Minnesota.

     Authorization. This Agreement, and the execution and delivery of the Documents required hereunder, is within the Borrowers powers, and has been duly authorized and does not conflict with any of its organizational papers or any other agreement by which the Borrower is bound.

     Financial Reports. The Borrower has provided the Bank with its annual audited financial statement dated December 31, 1996, and this statement fairly represents the financial condition of the Borrower as of its dated and was prepared in accordance with GAAP.

     Financial Projections. The Borrower has provided the Bank with its four (4) year projections dated December 6, 1996 and these projections fairly represent the Borrowers projections for these periods

     Litigation. There is no litigation or governmental proceeding pending or threatened against the Borrower which could have a material adverse effect on the Borrower's financial condition or business.

     Taxes.  The Borrower has paid when due, all federal, state and local taxes.

     No default. There is no event which is, or with notice or the lapse of time would be, an event of default under this Agreement.

                                      3.

     Erisa. The borrower is in compliance in all material respects with ERISA and has received no notice contrary from the PBGC or other governmental area.

     Environmental Matters. To the best of the Borrower's knowledge following diligent inquiry: 1) the Borrower is in compliance in all material respects with all applicable environmental, health, and safety statutes and regulations, 2) the Borrower is not the subject of any "Superfund" evaluations, and 3) the Borrower has not incurred, directly or indirectly, any material contingent liability in connection with the release of any toxic or hazardous waste or substance into the environment.


COVENANTS

1.   FINANCIAL INFORMATION AND REPORTING

     Except as otherwise stated in this Agreement, all financial information provided to the Bank shall be compiled using generally accepted accounting principles consistently applied.

     During the time period that credit is available under this Agreement, and afterward until all amounts due under the Documents are paid in full, unless the Bank shall otherwise agree in writing, the Borrower agrees to:

     Annual Financial Statements. Provide the Bank within 90 days of the Borrower's fiscal year end, the Borrower's annual statements for the fiscal year then ending, in form acceptable to the Bank. The statements must be audited with an unqualified opinion by a certified public accountant acceptable to the Bank.

     Interim Financial Statements. Provide the Bank within 20 days of each month end, the Borrower's interim financial statements for the interim period then ending. The statements must be current through the end of that period and must be prepared on a consolidated basis and be certified as correct by an officer of the Borrower in form acceptable to the Bank

     Borrowing Base Certificate. Provide the Bank within 20 days of each month end, a Borrowing Base Certificate in the form of Exhibit A-3, current through the end of that period and certified as correct by an officer of the Borrower acceptable to the Bank.

     Accounts Receivable Aging. Provide the Bank within 20 days of each month end, an accounts receivable aging report in form acceptable to the Bank, current through the end of that period and certified as correct by an officer of the Borrower acceptable to the Bank.

     Accounts Payable Aging. Provide the Bank within 20 days of each month end, an accounts payable aging report in form acceptable to the Bank, current through the end of that period and certified as correct by an office of the Borrower acceptable to the Bank.

     Inventory List. Provide the Bank within 20 days of each month end an inventory reconciliation in form acceptable to the Bank, current through the end of that period and certified as correct by an of officer of the Borrower acceptable to the Bank. On a semi-annual basis, borrower to provide complete copy of the detail list on January 20 and July 20.

                                      4.

     Financial Projections. Provide the Bank no later than 30 days prior to each fiscal year end, financial projections for the Borrowers operations in the next fiscal year in for acceptable to the Bank.

     SEC Reporting. Provide the Bank within 15 days of filing with the Securities and Exchange Commission, copies of its Form 10-K Annual Report Form 10-Q Quarterly Report and 8-K Current Report.

     Notices of Default. Provide the Bank prompt written notice of: 1) any event which has or might after the passage of time or the giving of notice, or both, constitute an event of default under any of the Documents; 2) any future event that would cause the representations andwarranties contained in this Agreement to be untrue when applied to the Borrowerscircumstances as of the date of such event. 3) its discovery of any unpermitted release, emission, discharge or disposal of any material of environmental concern. or 4) its receipt of a claim from any governmental entity or third party alleging noncompliance with environmental laws applicable to its operations or properties.

     Additional Information. Provide the Bank with such other information as it may reasonably request, and permit the Bank to visit and inspect its properties and examine its books and records.

2.   FINANCIAL COVENANTS

     During the time period that credit is available under this Agreement, and afterward until all amounts due under the Documents are paid in full, unless the Bank shall otherwise agree in writing, the Borrower agrees to comply with the financial covenants described below, which shall be calculated using generally accepted accounting principles consistently applied, except as that may be otherwise modified by the following capitalized definitions:

     "Current Assets" means current assets less receivables and investments in or other amounts due from any shareholder, director, officer, employee or any person or entity related to or affiliated with the Borrower.

     "Current Liabilities" means current liabilities less any portion of such current liabilities that constitute Subordinated Debt.

     "Current Maturities Long Term Debt" means that principal portion of the Borrower's long term debt and capital leases payable within 12 months of the determination date.

     "Financing Costs" means dividends paid (except stock dividends) plus interest.

     "Net Cash After Operations" means net cash from operating activities under the indirect method described in FASB 95, plus interest paid net of amounts capitalized under FASB 95.

     "Net Working Capital" means Current Assets less Current Liabilities.

     "Subordinated Debt" means debt that is expressly subordinated to the Bank in a writing acceptable to the Bank.

                                      5.

     "Tangible Net Worth" means total assets less liabilities and less the following types of assets; (1) leasehold improvements capped at net value not to exceed $750M; (2) receivables and other investments in or amounts due from any shareholder, director, officer, employee or other person or entity related to or affiliated with the Borrower; (3) goodwill, patents, copyrights, mailing lists, trade names, trademarks, servicing rights, organizational and franchise costs, bond underwriting costs and other like assets properly classified as intangible.


     "Traditional Cash Flow" means the aggregate amount of the following: (1) net income after taxes; (2) amortization expense; (3) depreciation and depletion expense; (4) deferred tax expense and (5) similar non-cash charges against income which the Bank determines in its discretion to be appropriate "add-backs".

     Cash Flow Coverage Ratio. Maintain a ratio of after tax net profit plus depreciation and amortization to Current Maturities of Long Term Debt of at least 1.25 to 1.0 as of the end of each fiscal year.

     Tangible Net Worth. Maintain a minimum Tangible Net Worth of at least $5,900,000 as of the end of each fiscal year.

     Current Ratio. Maintain a ratio of Current Assets to Current Liabilities of at least 3.0 to 1.0 as of the end of each fiscal year.

     Quick Ratio. Maintain a ratio of cash plus marketable securities plus net accounts receivable to Current Liabilities of at least 1.5 to 1.0 as of the end of each fiscal year.

     Total Liabilities to Net Worth Ratio. Maintain a ratio of total liabilities to total assets less total liabilities equal to or less than 2.0 to 1.0 as of the end of each fiscal year.

     OTHER COVENANTS

     During the time period that credit is available under this Agreement, and afterward until all amounts due under the Documents are paid in full, unless the Bank shall otherwise agree in writing, the Borrower agrees to:

     Insurance. Cause its properties to be adequately insured by a reputable insurance company against loss or damage and to carry such other insurance (including business interruption, flood, or environmental risk insurance) as is required of or usually carried by persons engaged in the same or similar business. Such insurance must, with respect to the Bank's collateral security, include a lender's loss payable endorsement in favor of the Bank in form acceptable to the Bank.

     Change of Ownership. Refrain from permitting or suffering any change, direct or indirect, in its capital ownership.

     Collateral Audits. Permit the Bank to conduct audits of all collateral pledged to the Bank by the Borrower at such intervals as the Bank may reasonably require, but not in excess of two times each calendar year. The audits may be performed by employees of the Bank or independent contractors retained by the Bank.


                                      6.

     Nature of Business. Refrain from engaging in any line of business materially different from that presently engaged in by the Borrower.

     Loans to Officers. Refrain from making any loans or advances to any of its executives, officers, directors or shareholders.

     Sale of Assets. Refrain from selling or leasing during any fiscal year assets with a cumulative value in excess of $50,000, other than sales of inventory in the ordinary course of business.

     Deposit Accounts.  Maintain its principal deposit accounts with the Bank

     Form of Organization and Mergers. Refrain from changing its legal form of organization, or consolidating, merging, pooling, syndicating or otherwise combining with any other entity.

     Maintenance of Properties. Make all repairs, renewals or replacements necessary to keep its plant, properties and equipment in good working condition.

     Books and Records. Maintain adequate books and records, refrain from making any material changes in its accounting procedures for tax or other purposes, and permit the Bank to inspect same upon reasonable notice.

     Compliance with Laws. Comply in all material respects with all laws applicable to its form of organization, business, and the ownership of its property.

     Preservation of Rights. Maintain and preserve all permits, licenses, rights, privileges, charters and franchises that it now owns.

     These covenants were negotiated by the Bank and Borrower based on information provided to the Bank by the Borrower. A breach of a covenant is an indication that the risk of the transaction has increased. As consideration for any waiver or modification of these covenants, the Bank may require: additional collateral, guaranties or other credit support; higher fees or interest rates; and possible modifications to the Documents and the monitoring of the Agreement. The waiver or modification of any covenant that has been violated by the Borrower shall be made at the sole discretion of the Bank. These options do not limit the Bank's right to exercise its rights under any other Section of this Agreement.

     EVENTS OR DEFAULT AND REMEDIES

 .1   DEFAULT

     Upon the occurrence of any one or more of the following events of default, or at any time afterward unless the default has been cured, the Bank may declare each revolving facility documented in this Agreement to be terminated and in its discretion accelerate and declare the unpaid principal, accrued interest and all other amounts payable under the Revolving Note and the Documents to be immediately due and payable:

(a) Failure by the Borrower to make any payment of principal or interest due under the Revolving Note which continues for 15 days after its due date.

                                      7.

(b) Default by the Borrower in the observance or performance of any covenant or agreement contained in this Agreement, and continuance for more than 15 days.

(c) Any representation or warranty made by the Borrower to the Bank is untrue in any material respect.

(d) Any litigation or governmental proceeding against the Borrower seeking an amount in excess of $100,000 which is not insured or subject to indemnity by a solvent third party either 1) results in a judgment equal to or in excess of that amount against the Borrower, or 2) remains unresolved on the 270th day following the date of service on the Borrower, unless as of that date no judgment has been rendered and the contingent liability arising as a result is classified as "remote" by Borrower's counsel as defined in FASB 5 in a signed opinion addressed to the Bank.

(e) A garnishment, levy or writ of attachment, or any local, state, or federal notice of tax lien or levy is made or issues against the Borrower, or any post judgment process or procedure is commenced or any supplementary remedy for the enforcement of a judgment is employed against the Borrower or the Borrower's property.

(f) A material adverse change occurs in the Borrower's financial condition or ability to repay its obligations to the Bank.

 .2   IMMEDIATE DEFAULT

     If, with or without the Borrower's consent, a custodian, trustee or receiver is appointed for any of the Borrower's properties, or if a petition is filed by or against the Borrower under the United States Bankruptcy Code, or the Borrower is dissolved, liquidated, or winds up its business, then the unpaid principal, accrued interest, and all other amounts payable under the Revolving Note and the Documents shall become immediately due and payable without notice or demand.


     MISCELLANEOUS

(a) No Waiver; Cumulative Remedies. No failure or delay by the Bank in exercising any rights under this Agreement shall be deemed a waiver of those rights. The remedies provided for in the Agreement are cumulative and not exclusive of any remedies provided by law.

(b) Amendments or Modifications. Any amendment or modification of this Agreement must be in writing and signed by the Bank and Borrower. Any waiver of any provision in this Agreement must be in writing and signed by the Bank.

(c) Binding Effect: Assignment. This Agreement and the Documents are binding on the successors and assigns of the Borrower and Bank. The Borrower may not assign its rights under this Agreement and the Documents without the Bank's


                                      8.

(d) Minnesota Law. This Agreement and the Documents shall be governed by the substantive laws of the State of Minnesota.

(e) Severability of Provisions. If any part of this Agreement or the Documents are unenforceable, the rest of this Agreement or the Documents may still be enforced.

(f) Integration. This Agreement and the Documents describes the entire understanding and agreement of the parties and supersedes all prior agreements between the Bank and the Borrower relating to each credit facility subject to this Agreement, whether verbal or in writing.



IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT. THIS NOTICE ALSO APPLIES TO ANY OTHER CREDIT AGREEMENTS (EXCEPT CONSUMER LOANS OR OTHER EXEMPT TRANSACTIONS) NOW IN EFFECT BETWEEN YOU AND THIS LENDER.

Address for notices to Bank:        Address for notices to Borrower:

Norwest Bank Minnesota North,       A.S.V., Inc.
National Association                840 Lily Lane
220 First Avenue Northwest          PO Box 5160
Grand Rapids, MN  55744             Grand Rapids, MN 55744
Attention:  Gerald K. Johnson       Attention:  Mr. Thomas Karges

NORWEST BANK MINNESOTA NORTH,              A.S.V., INC.
 NATIONAL ASSOCIATION

BY:  /S/ GERALD K. JOHNSON                     BY:  /S/ THOMAS R. KARGES
     ---------------------                          --------------------
ITS:      VICE PRESIDENT                       ITS:        C.F.O.
     --------------------                           --------------------

                                  EXHIBIT A-1


CONDITIONS PRECEDENT TO THE INITIAL ADVANCE

Promissory Note.  The Revolving Note executed by the Borrower.

Security Agreement. A security agreement (the "Security Agreement") signed by the Borrower granting the Bank a first lien security interest in the Borrower's accounts, inventory, and general intangibles. The Borrower will also execute financing statements sufficient to perfect the security interest granted to the Bank.

Corporate Certificate of Authority. A certificate of the Borrower's corporate secretary as to the incumbency and signatures of the officers of the Borrower signing the Documents and containing a copy of resolutions of the Borrower's board of directors authorizing execution of the Documents and performance in accordance with the terms of the Agreement.

Articles of Incorporation and By-Laws. A certified copy of the Borrower's Articles of Incorporation and By-laws and any amendments, if applicable.

Certificate of Good Standing. A copy of the Borrower's Certificate of Good Standing, certified within 30 days of the Effective Date by the Minnesota Secretary of State.

Arbitration Agreement. The Bank's standard form of arbitration agreement (the "Arbitration Agreement") signed by the Bank and Borrower, subjecting to binding arbitration potential controversies between the Bank and Borrower relating to the Documents and the Agreement, as more fully described in the Arbitration Agreement.

Evidence of Insurance. Evidence that the insurance required under the Covenant Section of this Agreement is in force, including a binder showing the Bank as loss payee with respect to the collateral subject to its security interest.

CONDITIONS PRECEDENT TO SUBSEQUENT ADVANCES

Borrowing Base Certificate. Concurrent with each request for credit under the First Line and the Second Line, the Borrower will deliver a borrowing base certificate to the Bank in form identical to the borrowing base certificate attached as an exhibit to this Agreement, unless the Bank is in possession of a borrowing base certificate current within 30 days of the requested advance.

                                  EXHIBIT A-2

                                  A.S.V., INC.

                           BORROWING BASE CERTIFICATE


TO:  NORWEST BANK
     220 N.W. 1ST AVE.
     GRAND RAPIDS, MN  55744

The Borrower certifies that the following computation of the Borrowing Base was computed pursuant to the terms of the Agreement, and in accordance with the definitions detailed above, as of _________________,19___.

Total Accounts Receivable                    $_____________

     Less:  1)  Greater than 90 days in age  $_____________
            2)  Other ineligibles            $_____________

     Eligible Accounts Receivable                               $_____________

INVENTORY:
Total production parts & materials           $_____________
Total Finished Goods & service parts         $_____________
Used equipment                               $_____________

     Less:  Ineligible Inventory             $_____________

     Eligible Inventory                                         $_____________

     75% of Eligible Accounts Receivable     $_____________

     50% of Eligible Inventory               $_____________

     Total Borrowing Base                                       $_____________

     Total Line Outstandings                                    $_____________

     Excess (Deficit)                                           $_____________



A.S.V., INC.


BY:_______________________

ITS:______________________

                                 A-2 Continued

BORROWING BASE DEFINITION

Borrowing Base means the sum of 75% of Eligible Accounts Receivable (as defined below) plus 50% of Eligible Inventory (as defined below).

Eligible Accounts Receivable means all accounts receivable except those which are:

    1)    Greater than 90 days past the invoice date.
    2) Due from an account debtor, 10% or more of whose accounts owed to the Borrower are more than 90 days past the Invoice date.
    3)    Subject to offset or dispute.
    4)    Due from an account debtor who is subject to bankruptcy proceeding.
    5) Owed by a shareholder of 10% or more, subsidiary, affiliate, officer or employee of the Borrower.
    6)    Not subject to a perfected security interest in favor of the Bank.
    7) Due from an account debtor located outside the United States and not supported by a standby letter of credit acceptable to the Bank.
    8)    Due from a unit of foreign government.

Eligible Inventory means all inventory of the Borrower, at the lower of cost or market as determined by generally accepted accounting principles, except inventory which is:

    1)    In transit; or located at any warehouse not approved by the Bank.
    2) Covered by a warehouse receipt, bill of lading or other document of title.
    3)    On consignment to or from any other person or subject to any bailment.
    4) Damaged, obsolete or not salable in the Borrower's ordinary course of business.
    5)    Subject to a security interest in favor of any third party.
    6)    In the process of being returned.
    7)    Otherwise deemed ineligible by the Bank in its reasonable discretion.

NORWEST BANK MINNESOTA NORTH, NATIONAL ASSOCIATION

REVOLVING NOTE

===============================================================================

$2,000,000.00

FOR VALUE RECEIVED, A.S.V., Inc. (the "Borrower") promises to pay to the order of Norwest Bank Minnesota North, National Association (the "Bank"), at its principal office or such other address as the Bank or holder may designate from time to time, the principal sum of Two Million Dollars. ($2,000,000.00), or the amount shown on the Bank's records to be outstanding, plus interest (calculated on the basis of actual days elapsed in a 360-day year) accruing each day on the unpaid principal balance at the annual interest rate defined below. Absent manifest error, the Bank's records shall be conclusive evidence of the principal and accrued interest owing hereafter.

INTEREST RATE. The principal outstanding under this Revolving Note shall bear interest at an annual rate equal to the Base Rate. Base rate means the rate of interest established by the Bank from time to time as its "base" rate or "prime" rate of interest at its principal office of Norwest Bank Minnesota, National Association.

INTEREST. Interest shall be payable on the 1st day of each month beginning June 1, 1997. Principal shall be due on the earlier of DEMAND or June 1, 1998.

ADDITIONAL TERMS AND CONDITIONS. This revolving note is issued pursuant to a Credit Agreement of even date between the Bank and the Borrower (the "Agreement"). The Agreement, and any amendments or substitutions, contains additional terms and conditions, including default and acceleration provisions, which are incorporated into this Revolving Note by reference. Capitalized terms not expressly defined herein shall have the meanings given them in the Agreement. The Borrower agrees to pay all costs of collection, including reasonable attorneys' fee and legal expenses incurred by the Bank if this Revolving Note is not paid as provided above. This Revolving Note shall be governed by the substantive laws of the State of Minnesota.

WAIVER AND PRESENTMENT AND NOTICE OF DISHONOR. Borrower and any other person who signs, guarantees or endorses this Revolving Note, to the extent allowed by law, hereby waives presentment, demand for payment, notice of dishonor, protest, and any notice relating to the acceleration of the maturity of this Revolving Note.

A.S.V., Inc.

By:   /s/ Thomas R. Karges
     ---------------------

Its, C.F.O.   May 22, 1997
     ---------------------



Disputes arising from obligations evidenced by this note are subject to arbitration per the terms of a signed Arbitration Agreement.